Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

Press Release

For Immediate Release	For additional information, please contact
Feb. 3, 2005	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports 2004 Profits of $1,828,972

MOUNT AIRY, NC – Mount Airy-based Surrey Bancorp (the “Company”) announced today that the Company had posted earnings of $1,828,972 or $1.26 per fully diluted share for 2004. This represents a 45 percent increase in profitability from 2003 when the Company reported earnings of $1,261,385 or $.93 per fully diluted share. The Company had earnings of $447,499 or $.30 per fully diluted share in the fourth quarter of 2004. This represents a 110% increase in earnings over the same period in 2003. The improvements in earnings were primarily a result of higher net interest income over the previous periods.

Total assets were $157,292,940 as of December 31, 2004, an increase of 16 percent from the $135,077,005 reported on December 31, 2003. Net loans increased 13 percent to $133,046,165, compared to $117,362,619 at the end of the 2003. Asset quality remained strong with delinquency levels and charge-offs in line with industry averages. Loan loss reserves were $2,294,131 or 1.70 percent of total loans as of December 31, 2004. Total deposits increased to $127,401,789 at year end 2004, a 13 percent increase from 2003.

Surrey Bancorp (Stock Symbol SRYB) is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full service branches are also located at 108 Heatherly Creek Drive in Pilot Mountain, North Carolina, and 303 South Main Street in Stuart, Virginia. Surrey Bank & Trust is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, which provides full-service brokerage and investment advice through an association with UVEST Financial Services, and Friendly Finance, LLC, a sale finance company located at 165 North Renfro Street in Mount Airy.

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